Exhibit 99.2

FOR IMMEDIATE RELEASE

CalAmp Announces Appointment of
Amal Johnson to Board of Directors

OXNARD, CA – December 23, 2013 -- CalAmp (NASDAQ: CAMP), a leading provider of wireless products, services and solutions, today announced that a new independent director, Amal M. Johnson, has been appointed to the Company's Board of Directors. This appointment expands the Company's Board to seven members.

Albert J. “Bert” Moyer, CalAmp's Chairman of the Board, said, “I am pleased to have Amal join CalAmp's Board of Directors. She brings significant experience in application software, cloud computing and hosted services from the perspectives of both an executive and investor. I believe that her insight can accelerate our progress in positioning CalAmp as a leading provider of higher margin integrated hardware and software solutions in machine-to-machine communications. On behalf of my colleagues on the Board, we look forward to drawing on Amal’s wealth of expertise as we pursue our objectives to profitably grow CalAmp’s business.”

Ms. Johnson is currently the Executive Chairman of the Board of Author-IT Inc, a Software-as-a-Service (SaaS) private company that provides a platform for creating, maintaining, and distributing single-sourced technical content. She also serves on the boards of Intuitive Surgical, Inc. (Nasdaq:ISRG) and Mellanox Technologies, Ltd. (Nasdaq:MLNX), and she is a venture advisor to Illuminate Ventures, a VC firm. Ms. Johnson led MarketTools, a privately held SaaS company, as CEO from 2005 to 2008 and thereafter as Chairman until the company was acquired in January 2012. Prior to joining MarketTools, Ms. Johnson was a General Partner at Lightspeed Venture Partners, focusing on enterprise software and infrastructure, from 1999 to 2004. Previously, from 1994 to 1998, Ms. Johnson held executive management positions with Baan, an enterprise resource planning (ERP) software company, including President of Baan Supply Chain Solutions, President of Baan Americas, and President of Baan Affiliates. Prior to that, Ms. Johnson served as President of ASK Manufacturing Systems, a material requirements planning software company, from 1993 to 1994 and held executive positions at IBM from 1977 to 1993. Ms. Johnson holds a Bachelor of Arts in Mathematics from Montclair State University.

About CalAmp
CalAmp (NASDAQ: CAMP) is a proven leader in providing wireless communications solutions to a broad array of vertical market applications and customers. CalAmp's extensive portfolio of intelligent communications devices, robust and scalable cloud service platform, and targeted software applications streamline otherwise complex machine-to-machine (M2M) deployments. These solutions enable customers to optimize their operations by collecting, monitoring and efficiently reporting business critical data and desired intelligence from high-value remote assets. For more information, please visit www.calamp.com.

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AT THE COMPANY:	AT ADDO COMMUNICATIONS:
Garo Sarkissian	Lasse Glassen
SVP, Corporate Development	(424) 238-6249
(805) 987-9000	lasseg@addocommunications.com